Exhibit 99.1

News Release


Contact:
Tony Pizi, (609) 987-9001 or Tpizi@level8.com
John Broderick, (919) 380-5320 or jbroderick@level8.com

               Level 8 Systems Secures $1.6 Million of New Capital

Cary, NC (August 15, 2002) - Level 8 Systems, Inc. (Nasdaq:LVEL), a global provider of performance eBusiness integration software, today announced it has completed a $1.6 million private placement of Series C Convertible Redeemable Preferred Stock ("Series C Preferred Stock"), convertible at a conversion ratio of $0.38 per share of common stock into an aggregate of 4,184,211 shares of common stock. As part of the financing, Level 8 has also issued warrants to purchase an aggregate of 1,046,053 shares of common stock at an exercise price of $0.38 per share. As consideration for the $1.6 million private placement, Level 8 received approximately $1.4 million in cash and allowed certain debt holders to convert approximately $200,000 of debt to equity. The Chairman and CEO of the Company, Tony Pizi, converted $150,000 of debt owed to Mr. Pizi into shares of Series C Preferred Stock and warrants. Both existing and new investors participated in the financing. Level 8 also agreed to register the common stock issuable upon conversion of the Series C Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933, as amended. The Company plans to use the funds to support working capital needs.

In connection with the sale of Series C Preferred Stock, the Company agreed with the existing holders of its Series A1 Preferred Stock and Series B1 Preferred Stock (collectively, the "Existing Preferred Stockholders"), in exchange for their waiver of certain price protection anti-dilution provisions, to re-price an aggregate of 1,801,022 warrants to purchase common stock held by some of the Existing Preferred Stockholders from an exercise price of $1.77 to $0.38 per share, and to enter into an exchange agreement with all the Existing Preferred Stockholders providing for the issuance of 11,570 shares of Series A2 Preferred Stock and 30,000 Series B2 Preferred Stock, respectively, in exchange for, and at the same conversion prices as, the same number of existing Series A1 and Series B1 Preferred Stock.

Under the terms of the exchange agreement, the Company is permitted to issue equity securities representing aggregate proceeds of up to $5.0 million without triggering the price protection anti-dilution provisions of the newly issued Series A2 and Series B2 Preferred Stock. Following the sale of the Series C Preferred Stock, the Company may issue up to an additional $3.4 million in equity securities. As consideration for the waiver of the price protection anti-dilution provisions, the Company has agreed to issue on a pro rata basis up to 4.6 million warrants to all the Existing Preferred Stockholders at such time and from time to time as the Company closes financing transactions up to the $5.0 million ceiling. Additionally, the Company has agreed to issue a warrant to purchase common stock to all the Existing Preferred Stockholders for each warrant to purchase common stock that the Company issues to a third-party lender in connection with a qualified loan transaction. The above referenced warrants will have the same exercise price as the exercise price of the warrant, or equity security, that the Company issues in connection with the Company's financing or loan transaction.

"Being able to attract new capital in a difficult market exemplifies the strength of our underlying technology and the long term potential for Level 8 Systems. This is an important step toward ensuring the ultimate success of the Company and our shareholders," said Tony Pizi, CEO of the Company.

Level 8 Systems, Inc. (NASDAQ:LVEL) is a global provider of high performance, application integration software that enables organizations to extend the life of their IT investments and maximize the value of multiple business systems. Level 8 technologies, products, and services help industries such as financial services, telecommunications, utilities, travel and hospitality, and retail. Level 8 has alliances with Cisco Systems and Seibel Systems and partnerships with Fusive, Computer Horizons, Hewlett Packard, Titan Systems and Pyramid Consulting. For more information about Level 8 visit www.level8.com.

Level 8 Systems and Cicero are registered trademarks of Level 8 Systems, Inc. Level 8, the Level 8 logo and the Cicero logo are trademarks of Level 8 Systems, Inc. and or its affiliates. All other product and company names mentioned herein are for identification purposes only and are the property of, and may be trademarks of, their respective owners.